As filed with the Securities and Exchange Commission on May 3, 2001
                                                      Registration No. 333-55718


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------


                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                              INFINITE GROUP, INC.
                       ----------------------------------
                           (Exact name of Registrant as
                             specified in its charter)

         Delaware                       3690                     52-1490422
---------------------------    -----------------------         ----------------
     (State or other             (Primary Standard                 (I.R.S.
     jurisdiction of                 Industrial                   Employer
     incorporation or           Classification Code            Identification
      organization)                   Number)                       No.)

                          ----------------------------

                                 2364 Post Road
                                Warwick, RI 02886
                                 (401) 738-5777
                    ----------------------------------------
                        (Address, including zip code, and
                     telephone number, including area code,
                       of Registrant's executive offices)

                          ----------------------------


                          Clifford G. Brockmyre II, CEO
                                 2364 Post Road
                                Warwick, RI 02886
                                 (401) 738-5777
                    ----------------------------------------
                       (Name, address, including zip code,
                      and telephone number, including area
                           code, of agent for service)


                           --------------------------

                                   Copies to:
                              Kenneth S. Rose, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                            New York, New York 10022
                                 (212) 838-5030

                   -------------------------------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|



      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                 -----------------------

                         CALCULATION OF REGISTRATION FEE


================================================================================
                                  Proposed
Title of Each Class    Amount      Maximum      Proposed Maximum     Amount of
of Securities to be    to be      Offering     Aggregate Offering  Registration
     Registered      Registered   Price(1)          Price(1)            Fee
--------------------------------------------------------------------------------
Common stock,
  $0.001 par value
  per share........  663,714(2)   $2.00 (3)         $1,327,428      $ 331.86
--------------------------------------------------------------------------------
Common stock,
  $0.001 par value
  per share
  underlying
  warrants..........   4,300      $3.95 (4)            $16,986      $   4.25
--------------------------------------------------------------------------------
    Total            668,014                         $1,344,414      $ 336.11(5)
================================================================================


----------
(1) The proposed maximum offering price is estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457(g)(3) of the Securities Act of 1933.


(2) Includes 150,000 shares of common stock to be issued upon exercise of common stock purchase warrants, and 65,000 shares of common stock to be issued upon exercise of non-qualified stock options.

(3) The last reported sales price of the registrant's common stock as reported on the Nasdaq SmallCap Market System on May 1, 2001.


(4)   The exercise price of the warrants.


(5) A registration fee of $335.90 was previously paid. The balance is being paid herewith.


================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

      The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement of which this prospectus is a part filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION


DATED May 3, 2001

                                 668,014 Shares
                                  Common Stock


                              INFINITE GROUP, INC.




      The selling stockholders identified in this prospectus are offering to sell up to 668,014 shares of our common stock. Of this amount, 154,300 shares are covered by warrants held by selling stockholders that have not yet been exercised and 31,250 shares are issuable to a selling stockholder on May 26, 2001.


      We will not receive any of the proceeds from the sale of these shares. The shares are being registered for resale by the selling stockholders.


      Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "IMCI." The last reported sale price of our common stock on the Nasdaq SmallCap Market on May 1, 2001 was $2.00per share.


      Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 11.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is _________________, 2001

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

Risk Factors.................................................................3

Where You Can Find More Information.........................................10

Reports to Security Holders.................................................10

Incorporation of Certain Documents by Reference.............................11

Special Note Regarding Forward-Looking Statements...........................11

The Company.................................................................12

Use of Proceeds.............................................................18

Selling Stockholders........................................................19

Plan of Distribution........................................................21

Legal Matters...............................................................22

Experts.....................................................................22


                          ----------------------------

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover.

      References in this prospectus, and the documents incorporated by reference in this prospectus, to "Infinite," "we," "our," and "us" refer to Infinite Group, Inc., a Delaware corporation. We maintain web sites at www.infinite-group.com, www.laserfare.com, www.infinitephotonics.com, www.expresspattern.com and www.expresstool.com. None of the information contained in any of our web sites constitute part of this prospectus.

      We own various intellectual property rights to our name and the names of our subsidiaries, as well as the Infinite Group logo. This prospectus also contains trademarks and tradenames belonging to other persons.

                                  RISK FACTORS

      A purchase of our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included or incorporated by reference in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

We have experienced losses in the current and prior years and we anticipate that we will continue to generate losses for the foreseeable future.

      Our operations to date have not been profitable. As of December 31, 2000 we had an accumulated deficit of $20.4 million. We expect to continue operating at a loss during the first quarter of 2001. These losses are primarily attributable to low margins in our injection molding and laser processing businesses and the significant costs and expenses associated with manufacturing and marketing many of our other laser technology services as well as our general and administrative expenses. Other factors that could adversely affect our operating results include:

      o     the cost of manufacturing scale-up and production;

      o introduction of new products and product enhancements by us or our competitors;

      o     changes in applied photonics technologies; and

      o     changes in general economic conditions.

We cannot assure you that our revenues will increase sufficiently to offset our operating costs or that, even if they do, that our operations will ever be profitable.

Going Concern Limitation.

      The report of our independent auditors with respect to our financial statements for the year ended December 31, 2000 incorporated by reference in this report states that there is substantial doubt regarding our ability to continue as a going concern. There can be no assurance that our existing operations will not continue to generate negative cash flows. However, we believe that increased cash flows from operations during the current year, coupled with fixed costs of sales leverage, and cost saving measures that have been implemented will satisfy our working capital needs.

We are highly leveraged, which increases our operating deficit and makes it difficult for us to grow.

      As of December 31, 2000 we had current liabilities, including trade payables, of $6.6 million, and long-term liabilities of $2.9 million and a working capital deficit of $3.8 million. We continue to experience working capital shortages that materially impair our business operations and growth strategy. If we continue to incur debt and experience working capital limitations, our business, operations and financial condition will be materially adversely affected. At December 31, 2000, we were not in compliance with certain covenants under our borrowing facilities. Accordingly, the lender may, upon notice, declare the entire unpaid principal balance due and payable.

We depend on Cockfield to provide us with capital under the equity line of credit agreement.

      Our immediate financing needs depend on our ability to sell shares of our common stock to Cockfield under the equity line of credit agreement. There are a number of factors that could adversely affect our ability to sell shares of our common stock to Cockfield under the equity line of credit agreement, including:

      o Cockfield's ability or willingness to perform its obligations under the agreement;

      o The trading price and volume of our stock. If the market price is low or the volume is thin, we may not be able to sell a sufficient number of shares to meet our capital requirements; and

      o Our ability to sell more than 19.99% of our currently outstanding shares to Cockfield requires stockholder approval under the Nasdaq SmallCap Market corporate governance rules. There is no assurance that we will receive this approval.

For a description of the equity line of credit agreement see "Recent Developments -- Equity Line of Credit" beginning on page 15 of this prospectus.

Our stockholders may experience significant dilution as a result of stock issuances under the equity line of credit agreement.

      Under the equity line of credit agreement we will sell shares of our common stock to Cockfield at a price that may be below the market price of our stock at that time. As a result, these sales will dilute the interests of our existing stockholders. In addition, as the price of our common stock decreases, we will be required to issue more shares of our common stock for any given dollar amount invested by Cockfield. The more shares that are issued under the equity line of credit, the more our shares will be diluted and the more our stock price may decrease. This may encourage short sales, which could place further downward pressure on the price of our common stock. Furthermore, for the life of any outstanding options and warrants, the holders will have the opportunity to profit from a rise in the price of the underlying common stock. When the holders of these options and warrants exercise their rights to acquire shares of our common stock, the interests of the other stockholders will be diluted. In addition, the holders of the options and warrants can be expected to exercise their options and warrants at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued common stock on terms more favorable to us than those provided by such options or warrants.

We may require additional financing in the future, which may not be available on acceptable terms.

      Depending on the amount of money we raise under the equity line of credit agreement with Cockfield and our ability to generate additional revenues, we may require additional funds to expand our production capability, continue to develop new applications for our direct write technology and for working capital and general corporate purposes. At this time, we do not believe that product sales will reach the level required to sustain our operations and growth plans in the near term. Therefore, we are actively pursuing additional financing alternatives. We cannot assure you that any additional financing will be available or, if available, will be offered on acceptable terms. The equity line of credit agreement limits our ability to sell our securities to third parties at a discount to the market price during its term. Accordingly, if we need additional capital but are unable to draw down under the equity line of credit agreement for any reason, our access to capital may be limited. In addition, any additional equity financing may be dilutive to stockholders, and debt financings, if available, may involve restrictive covenants that further limit our ability to make decisions that we believe will be in our best interests. In the event we cannot obtain additional financing on terms acceptable to us when required, our operations will be materially adversely affected and we will have to cease or substantially reduce operations.

Some of our products and services are at an early stage of development and may not achieve market acceptance.

      Currently, our primary focus is to develop new commercial applications for GCSEL, diode laser and laser driven direct write technologies. Many of the benefits of GCSEL, diode laser and laser driven direct write technologies are not widely known. Therefore, we anticipate that we will need to educate our target markets to generate demand for our services and, as a result of market feedback, we may be required to further refine these services. In order to persuade potential customers to purchase our services, we will need to overcome industry resistance to, and suspicion of, new technologies. In addition, developing new applications for these technologies and other new technologies will require significant further research, development, testing and marketing prior to commercialization. We cannot assure you that commercial applications of these technologies can be successfully developed, marketed or produced.

Some of our current products and services have not been commercially successful.

      Our laser materials processing and mold building products and services do not generate a significant amount of revenue, even though they have been available for some time. In addition, most of our revenue from these businesses is generated from a limited number of customers. We cannot assure you that these customers will continue to purchase these products and services or that we will be able to expand the market for these products and services. Our resources available for sales and marketing activities are limited. Therefore, any material delay, retooling, cancellation or reduction in orders from the customers who purchase these products and services could have a material adverse affect on our business, operations and financial condition.

We have limited marketing and sales capabilities and must make sales in fragmented markets.

      Our future success depends, to a great extent, on our ability to successfully market our products and services. We currently have limited sales and marketing capabilities and experience and we will need to hire qualified sales and marketing personnel, develop additional sales and marketing programs and establish sales distribution channels in order to achieve and sustain commercial sales of our products. Qualified sales and marketing personnel in this area are in short supply and we cannot assure you that we will be able to hire them. In addition, our ability to successfully market our products and services is further complicated by the fact that our principal markets, laser photonics, telecommunications, aerospace and medical components, are highly fragmented. Consequently, we will need to identify and successfully target particular market segments in which we believe we will have the most success. These efforts will require a substantial, but unknown, amount of effort and resources. We cannot assure you that any marketing and sales efforts undertaken by us will be successful or will result in any significant product sales.

We depend on the aerospace, laser photonic, telecommunications and medical device industries, which continually produce technologically advanced products.

      A majority of our sales are to companies in the aerospace, laser photonic, telecommunications and medical device industries, which are subject to rapid technological change and product obsolescence. If our customers are unable to create products that keep pace with the changing technological environment and market demand, their products could become obsolete and the demand for our services could decline significantly. If we are unable to offer cost-effective, quick-response manufacturing services to customers, demand for our services will also decline. This would have a material adverse affect on our business, operations and financial condition.

Our industry is intensely competitive, which may adversely affect our operations and financial results.

      All our markets are intensely competitive and numerous companies offer conventional and laser driven products and services that compete with our products and services. We anticipate that competition for our products and services will continue to increase. Most of our competitors have substantially greater capital resources, research and development staffs, manufacturing capabilities, sales and marketing resources, facilities and experience. These companies, or others, could undertake extensive research and development in laser technology and related fields that could result in technological changes. Many of these companies also are primary customers for various components, and therefore have significant control over certain markets that we have targeted. In addition, we may not be able to offer prices as low as some of our competitors because those competitors may have lower cost structures as a result of their geographic location or the services they provide. Our inability to provide comparable or better products and services at a lower cost than our competitors could cause our net sales to decline. We cannot assure you that our competitors will not succeed in developing technologies in these fields which will enable them to offer laser services more advanced and less costly than those we offer or which could render our technologies obsolete.

Our products and services are subject to industry standards, which increases their cost and could delay or bar their commercial acceptance.

      Since some of our products and services are used in the telecommunications industry, they must comply with the Bellcore Testing standards for traditional equipment and/or Bluetooth standards for wireless devices. These standards govern the design, manufacture and marketing of these items. If we fail to comply with these standards, we will not be able to sell our products. We may encounter significant delays or incur additional costs in our efforts to comply with these industry standards.

We depend on our relationship with third parties to develop and commercialize new products.

      Our strategy for research and development and for the commercialization of our products contemplates a continuing relationship with various publicly and privately funded consortia and our existing relationships will continue with strategic partners, OEMs, licensees and others. We depend on these associations and relationships not only to underwrite our research and development efforts, but also for product testing and to create markets for our products and services. We cannot assure you that our existing relationships will continue or the extent to which the parties to such arrangements will continue to allocate time of resources to these strategic alliances. Similarly, we cannot assure you that we will be able to enter into new arrangements in the future. In addition, we cannot assure you that such agreements will progress to a production phase or, if production commences, that we will receive significant revenues as a result of these relationships. We cannot assure you that these parties, or any future partners, will perform their obligations as expected or that any revenue will be derived from such arrangements.

We have only limited manufacturing capabilities and our inability to continually manufacture products on a cost-effective basis would harm our business.

      We have limited production facilities and limited experience in manufacturing our product offerings. To the extent any of our existing or future products must be produced in commercially reasonable quantities, we will have to either develop that expertise quickly or outsource that function. Developing manufacturing capability is an expensive and time-consuming endeavor and we do not have the resources that are required for a full-scale manufacturing capability. Therefore, in all likelihood we will have to engage a third party to manufacture our products for us. In that event, we will depend on the manufacturer to produce high-quality products based on our specifications, on time and within budget. If we are unable to manufacture products in sufficient quantities and in a timely manner to meet customer demand ourselves or by others, our business, financial condition and results of operations will be materially adversely affected.

We depend on our intellectual property rights to provide us with a competitive advantage.

      Our ability to compete successfully depends, in part, on our ability to protect our products and technologies under United States and foreign patent laws, to preserve trade secrets and other proprietary information and technologies, and to operate without infringing the proprietary rights of others. We cannot assure you that patent applications relating to our products or potential products will result in patents being issued, that any issued patents will afford adequate protection or not be challenged, invalidated, infringed or circumvented, or that any rights granted will give us a competitive advantage. Furthermore, we cannot assure you that others have not independently developed, or will not independently develop, similar products and/or technologies, duplicate any of our product or technologies, or, if patents are issued to, or licensed by, us, design around such patents. We cannot assure you that patents owned or licensed and issued in one jurisdiction will also be issued in any other jurisdiction. In addition, we cannot assure you that we can adequately protect our proprietary technology and processes that we maintain as trade secrets. If we are unable to develop and adequately protect our proprietary technology and other assets, our business, financial condition and results of operations will be materially adversely affected.

We depend on the continued services of our key personnel.

      Our future success depends, in part, on the continuing efforts of our senior executive officers, Clifford G. Brockmyre II, Thomas Mueller, J. Terence Feeley and Bruce J. Garreau, who conceived our strategic plan and who are responsible for executing that plan. The loss of any of these key employees may adversely affect our business. At this time we do not have any term "key man" insurance on any of these executives other than a $1.7 million policy on Clifford G. Brockmyre II. If we lose the services of any of these senior executives, our business, operations and financial condition could be materially adversely affected.

We may have difficulties in managing our growth.

      Our future growth depends, in part, on our ability to implement and expand our financial control systems and to expand, train and manage our employee base and provide support to an expanded customer base. If we cannot manage growth effectively, it could have material adverse effect on our results of operations, business and financial condition. In 1999 we made two acquisitions and opened a new facility in Illinois. Acquisitions and expansion involve substantial infrastructure and working capital costs. We cannot assure you that we will be able to integrate our acquisitions and expansions efficiently. Similarly, we cannot assure you that we will continue to expand or that any expansion will enhance our profitability. If we do not achieve sufficient revenue growth to offset increased expenses associated with our expansion, our results will be adversely affected.

We must attract, hire and retain qualified personnel.

      As we continue to develop new products and as our business grows, significant demands will be placed on our managerial, technical, financial and other resources. One of the keys to our future success will be our ability to attract, hire and retain highly qualified engineering, marketing, sales and administrative personnel. Competition for qualified personnel in these areas is intense and we will be competing for their services with companies that have substantially greater resources than we do. We cannot assure you that we will be able to identify, attract and retain employees with skills and experience necessary and relevant to the future operations of our business. Our inability to retain or attract qualified personnel in these areas could have a material adverse effect on our business and results of operations.

We face potential product liability claims.

      The sale of our telecommunications, aerospace and medical products and services will involve the inherent risk of product liability claims by others. We maintain product liability insurance coverage. However, we cannot assure that the amount and scope of our existing coverage is adequate to protect us in the event that a product liability claim is successfully asserted. Moreover, we cannot assure you that we will continue to maintain the coverage we currently have. Product liability insurance is expensive, subject to various coverage exclusions and may not always be obtainable on terms acceptable to us.

Our stock price is volatile and could be further affected by events not within our control.

      The trading price of our common stock has been volatile and will continue to be subject to:

      o     Volatility in the trading markets generally;

      o     Significant fluctuations in our quarterly operating results;

      o Announcements regarding our business or the business of our competitors;

      o     Changes in prices of our or our competitors' products and services;

      o     Changes in product mix; and

      o Changes in revenue and revenue growth rates for us as a whole or for geographic areas, and other events or factors.

      Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could also have an adverse effect on the market price of our common stock. In addition, the stock market as a whole has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many small cap companies and which often have been unrelated to the operating performance of these companies.

The price of our common stock may be adversely affected by the possible issuance of shares of our common stock under the equity line of credit agreement and as a result of the exercise of outstanding warrants and options.

      In addition to the 668,014 shares of our common stock covered by this prospectus, we have previously registered 3,300,000 shares of common stock to the equity line of credit agreement and all of the shares of our common stock reserved for issuance under our stock option plan. To date, we have granted options covering 984,429 of these shares. In addition, we have issued warrants covering 709,975 shares of common stock. We have agreed with certain of these holders to register the shares underlying their warrants. As a result of the actual or potential sale of these shares into the market, our common stock price may decrease. In that event not only would you lose a portion of your investment, but we would probably find it more difficult to obtain additional financing.

Concentration of ownership

      As of April 1, 2001, our chief executive officer, Clifford G. Brockmyre II, is our largest stockholder, owning approximately 27% of our issued and outstanding shares of our common stock. Assuming all of the shares of our common stock covered by this prospectus and the equity line of credit agreement discussed under "Recent Developments" beginning on page 15 of this prospectus are issued, Mr. Brockmyre will own 13%. In either event, Mr. Brockmyre, as a result, effectively controls all our affairs, including the election of directors and any proposals regarding a sale of the Company or its assets or a merger.

Some provisions in our charter documents and bylaws may have anti-takeover effects.

      Our certificate of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire us, with the result that it may deter potential suitors. For example, our board of directors is authorized, without action of the stockholders, to issue authorized but unissued common stock and preferred stock. The existence of undesignated preferred stock and authorized but unissued common stock enables us to discourage or to make it more difficult to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Absence of dividends to shareholders.

      We have never declared a dividend on our common stock. We do not anticipate paying dividends on the common stock in the foreseeable future. We anticipate that earnings, if any, will be reinvested in the expansion of our business.

We have agreed to limitations on the potential liability of our directors.

      Our certificate of incorporation provides that, in general, directors will not be personally liable for monetary damages to the company or our stockholders for a breach of fiduciary duty. Although this limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the certificate of incorporation could prevent us from recovering monetary damages.

We must maintain compliance with certain criteria in order to maintain listing of our shares on the Nasdaq market.

      Our common stock is currently traded on the Nasdaq SmallCap Market. In order to maintain this listing, we are required to meet certain requirements relating to our stock price and our net tangible assets. If we fail to meet these requirements, our stock could be delisted. We have received a series of letters from Nasdaq that we failed to satisfy the minimum net tangible asset listing requirements for the SmallCap Market. As a result of private placements and other equity transactions consummated after December 31, 2000, we believe we are currently in compliance with the net tangible asset requirement. However, we cannot assure you that Nasdaq will agree or that we will continue to satisfy the Nasdaq SmallCap Market listing requirements. If our stock is delisted, it will trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau Incorporated. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of our securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price and difficulty in obtaining future financing.

The liquidity of our stock could be severely reduced if it becomes classified as "penny stock".

      The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share. If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be severely adversely affected. For any transaction involving a penny stock, unless exempt, the rules require substantial additional disclosure obligations and sales practice obligations on broker-dealers where the sale is to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common stock and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the common stock and accordingly the market for our common stock.


                       WHERE YOU CAN FIND MORE INFORMATION

      We are required to comply with the informational and reporting requirements of the Securities Exchange Act of 1934, as amended. As required by that statute, we have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. You can get copies of these reports, proxy statements and other information from these offices by paying the required fees. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information regarding the operation of its public reference room. These reports, proxy statements and other information can also be accessed over the Internet at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act regarding the shares of our common stock covered by this prospectus. This prospectus, which forms a part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits. Statements contained in this prospectus regarding the contents of any document are not necessarily complete and are qualified in their entirety by that reference. You should refer to the actual document as filed with the Securities and Exchange Commission.

                           REPORTS TO SECURITY HOLDERS


      We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-QSB and 10-KSB with the Securities and Exchange Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by us with the Securities and Exchange Commission are incorporated in this prospectus by reference:


      (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;
      (2)   Definitive proxy statement dated February 27, 2001; and
      (3)   Registration Statement on Form 8-A, filed September 23, 1993.


      Each document filed after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but before this offering terminates is incorporated in this prospectus by reference and is to be treated as part of this prospectus as of the date it is filed. Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated in this prospectus by reference modifies or supersedes that statement.

      We will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless those exhibits are specifically incorporated by reference in those documents) if it is requested. Requests should be directed to Infinite Group, Inc., 2364 Post Road, Warwick, Rhode island 02886, Attention: Clifford G. Brockmyre II, President and Chief Executive Officer.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR COMMON STOCK COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, financial position and the price of our common stock.

                                   THE COMPANY

      Our business has two segments, the Laser and Photonics Group and the Plastics Group. We sell products and services in the fields of material processing, advanced manufacturing methods, high productivity production mold building and laser-application technology. Our Laser and Photonics Group provides comprehensive laser-based materials and processing services. Our Plastics Group provides rapid prototyping services and proprietary mold building services.

The Laser and Photonics Group

      We are a leading provider of applied photonics. Specifically, we provide high value, laser-based manufacturing services to industrial customers. We use laser driven technologies that enable cost effective component fabrication for customers in the aerospace, defense, medical, telecommunications and sensing industries. Through industry and government funded research, we have developed proprietary manufacturing techniques that, we believe, have established us as a valued supplier of engineered components. These skill sets range from classical laser materials processing to state of the art injection molding tooling technology.

      Photonics is the science of generating and harnessing light to do useful work. Lasers and fiber optics are the best known expressions of photonics technology. According to Lucent Technologies' Vision Statement: "Optical technology will be as important to the 21st Century as electricity was to the 20th Century."

      Photonic technologies use light to:

      o     deposit materials;
      o     detect, transmit, store and process information;
      o     generate energy; and
      o     capture and display images.

      The basic unit of light is the photon, while in electronics it is the electron. Because photons are massless and travel faster than electrons, photonic devices can be smaller and significantly faster than electronic devices. For example, replacing electronics (copper wire) with photonics (fiber optic cable) boosts the capacity of telecommunications transmission lines by a factor of 10,000.

      Photonic components are the "enabling technology" in many familiar consumer products including CD-ROM players, digital cameras, displays on laptop computers and calculators, fiber optic cable for telephones, cable television, and networked computer systems. In industry, photonics "eyes" enable robots to "see." Photonics is also found in semiconductor manufacturing as well as analytical and process-monitoring applications. In medicine, photonics is at the core of diagnostic instrumentation, laser microsurgery, and filmless real-time imaging.

Our Evolution in Applied Photonics

      Since their invention in the early 1960's, lasers have played an increasingly important role in manufacturing through processes including welding, cutting, drilling, and engraving. Laser Fare, one of our subsidiaries, was formed in 1978 to provide these services and has established itself as a leading provider in that area. One of our founders was the immediate past president of the Laser Institute of America, a not-for-profit trade group representing the photonics industry.

      In the last several years improvements in laser performance and new adaptations of their use have enabled the development of a number of new manufacturing processes. These processes not only provide significant improvements over older generation laser processes, but permit the manufacture of products that previously could not be produced on a cost-effective basis. Through our Laser Fare Advanced Technology Group ("ATG"), the research and development unit within Laser Fare, we have played a key role in developing several laser processes and, as a result, have developed a portfolio of intellectual property rights. We are focusing our future business development efforts and our future growth in these new areas.

Our Strategic Alliance Partners and Consortia

      As a result of our expertise in the field of applied photonics, we have established strategic alliances with a number of private sector companies, academic institutions and public/private consortia. For example, our expertise in the area of direct write and grating coupled surface emitting lasers ("GCSEL") has made possible our alliances with Cutting Edge Optronics, Inc., Triton Systems Inc. and the University of Connecticut. We are also a member of the LENS(R) CRADA (Laser Engineered Net Shaping -- Cooperative Research and Development Agreement) at Sandia National Laboratories. Other members of LENS(R) CRADA include Ford Motor, Motorola, Lockheed Martin, and others. In addition, we serve on three DARPA MICE (Defense Advanced Research Projects Agency -Mesoscopic Integrated Conformal Electronics) teams along with Optomec, CMS Technetronics and the State University of New York at Stonybrook. Substantially all of our research and development is funded by third parties. We believe this strategy provides us with a built-in customer base and market. Generally, we retain the rights to intellectual property developed in our fields of use.

Our Services

      We use lasers to either subtract metals from a block of metal (known as, precision laser materials processing) or to add or deposit metals (known as laser material deposition processing). The subtractive process uses lasers to cut away, drill or weld metals to form a part. The additive process uses lasers to add or build metals on to a surface. Both processes can be used for a wide variety of commercial applications, including:

      o     Large parts ("macroscale"), such as jet engine components;

      o Handheld parts ("mesoscale"), such as GPS (global positioning system) antennas and sensors;

      o Barely visible or not visible to the human eye size parts ("microscale"), such as medical stents used in angioplasty, gratings for tunable lasers in telecommunications, and circuitry for next generation electronics, sensors and medical devices.

      Our services can be grouped into three major categories:

      1. Precision Laser Materials Processing. Improved performance of lasers has allowed classic laser materials processing, such as cutting and welding, to be done at the micro-level. For example, through our Laser Fare and Mound Laser and Photonics Center, another of our subsidiaries, we believe we have superior technological capabilities in this area. Current applications include:

            Micro Machining -- Both Laser Fare and Mound provide laser machining on a micro scale. For example, we currently manufacture medical devices, such as stents. Stents are sections of small stainless steel tubing, most of which have been machined away to leave a mesh which can be expanded once the surgeon has inserted it into an artery. The stent is used to hold open an artery once an angiogram has been performed.

            Macro Machining -- Laser Fare is a leading provider of laser material processing services to the aerospace, gas turbine, automotive, and medical industries.

      2. Laser Material Deposition Processing. LENS(R) CRADA has developed a number of methods, many with our involvement, to deposit controlled amounts of a metal material on a selected surface. Our Laser Fare, Mound Laser and Photonics Center and Express Pattern subsidiaries have developed and continue to develop high value manufacturing services in this area. Examples of laser material deposition processes, or additive processes, include:

            LENS Process -- The LENS(R) CRADA process was developed at Sandia National Laboratories by a consortium of companies of which we are a part. As a result, we have an irrevocable, fully-paid nonexclusive, world-wide license for the technology developed under this program. Laser Fare has entered into contracts for macro applications relating to this process. These applications include depositing metals for the overhaul and repair of military and high value commercial parts, such as aerospace parts. We have also begun building mesoscale parts for such diverse applications as titanium golf club heads and titanium spinal medical devices. Micro applications include small fractal antenna fabricated using silver alloys for handheld GPS (global positioning systems), and other wireless applications.

                  Furthermore, the design, manufacture and marketing of wireless devices is standardized under industry conventions, known as the Bluetooth conventions, in a manner similar to those set for traditional telecommunications applications under the Bellcore standards. We expect to be able to deploy laser direct write technologies to address wireless components.

            PulsedLaser Deposition -- This is a proprietary process developed by Mound Laser and Photonics Center to bond one metal to a different metal using lasers. For example, we can bond very thin layers of titanium to other metals for high temperature superconductors (HTS) used in satellite electronics and other applications.

            Rapid Prototyping -- Express Pattern and ATG use a variety of additive techniques to provide rapid prototyping services to industrial customers. These services enable customers to reduce risk in product development by providing fast, low cost prototypes that allow designs to be tested before large investments in tooling are made.

      3. Laser-related Contract Research and Development. We continue research and development in both additive and subtractive laser material processes, as well as GCSEL and diode lasers. We are both a prime contractor and subcontractor to several projects sponsored by DARPA. We are subcontractors on three of DARPA's MICE programs.

            Other projects include acoustic bandgap research for the U.S. Naval Underwater Warfare Center ("NUWC") and Electric Boat, as well as photonic bandgap and high temperature superconductor ("HTS") research for the U.S. Air Force Research Laboratory ("AFRL"). We also have an agreement with the National Center for Manufacturing Sciences to provide higher quality metal part repairs at a lower cost than traditional methods under NCMS's Commercial Technologies for Maintenance Activities Program. This program enables the cost-effective repair of parts that previously would have been discarded at significant cost to military and commercial users. NCMS is a not-for-profit cooperative research consortium and is funded by the Department of Defense as well as over 175 corporations in the United States and Canada.

            We are also working with researchers at the Photonics Research Center at the University of Connecticut and at the Ioffe Institute in St. Petersburg, Russia on grating coupled surface emitting lasers. The AFRL funds this work.

      We intend to continue to use a combination of direct sales to customers, contract research and development for new and existing customer applications and early stage prototype assistance to foster our growth and satisfy specific customer requirements. We will continue to provide these customers with traditional and advanced manufacturing services to fabricate their components in the most cost-effective manner.

The Plastics Group

      Our Plastics Group provides rapid prototyping services through our Express Pattern subsidiary, and builds both conventional precision molds and our proprietary Express Tool molds at our Osley & Whitney subsidiary. We believe the Express Tool process provides superior thermal management properties over conventional tooling. Better thermal management allows parts to be ejected from the molds more quickly than by conventional means, which reduces part distortion and the cost per part. The process resulted from a research contract in advanced manufacturing methods at our Laser Fare ATG research facility conducted for Hasbro. Hasbro retains the rights to the process for the toy and game industry. We have the intellectual property rights in other fields of use. Once in production, the process was moved to Osley & Whitney in order to service our customers. Osley & Whitney is a 50 year-old precision mold builder that services a blue ribbon list of manufacturers. In addition to their customers, they also provide manufacturing support to some Laser and Photonic Group customers.

Recent Developments --Equity Line of Credit

      On November 20, 2000 we entered into an equity line of credit agreement with Cockfield Holdings Limited. The purpose of the equity line of credit is to provide us with a source of funding for our current activities and for the development of our current and planned products. The equity line of credit agreement establishes what is sometimes referred to as an equity drawdown facility.


      Under the equity line of credit agreement, Cockfield has agreed to purchase up to 3,000,000 shares of our common stock during the 36-month period beginning February 9, 2001. During this 36-month period, we may request a drawdown under the equity line of credit by selling shares of our common stock to Cockfield. The minimum amount we can request a draw down of at any one time is $200,000. The maximum amount we can request a draw down of at any one time is $5,000,000. The actual amount purchased may be less than the minimum and/or maximum amounts and will be determined at the time of the drawdown request under a formula. We may request a drawdown once every 20 trading days, although we are under no obligation to request any drawdowns.

      In order to exercise our drawdown rights under the equity line of credit agreement, we must have an effective registration statement on file with the Securities and Exchange Commission registering the resale of the shares of our common stock that may be sold to Cockfield under the equity line of credit agreement. We must also give at least 20 business days advance notice to Cockfield of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of our common stock that we intend to sell to Cockfield. At our option, we may also designate a maximum dollar amount of our common stock that we will sell under the put and/or a minimum purchase price per share at which Cockfield may purchase shares under the put. The maximum amount may not to exceed the lesser of a) $5,000,000 or b) fifteen percent (15%) of the weighted average price of our common stock during the 20 trading days immediately prior to the put date, multiplied by the total trading volume of our common stock during the 20 trading days immediately prior to that date.

      During the 20 trading days following a drawdown request, we will calculate the number of shares we will sell to Cockfield and the price per share. The purchase price per share of common stock will be at a discount to the daily volume weighted average price of our common stock during the 20 trading days immediately following the drawdown date. On each of the 20 trading days during the calculation period, the number of shares to be purchased by Cockfield will be determined by dividing 1/20th of the drawdown amount by the purchase price on each trading day. If we designate a minimum purchase price in our drawdown request and the daily volume weighted average price for our common stock on any trading day during the 20 trading day calculation period is below the minimum threshold price, and Cockfield elects not to purchase shares at the minimum threshold price, then the drawdown amount will be reduced by 1/20th.

      For each share of our common stock, Cockfield will pay us 87.5% of the volume weighted market price for a share of our common stock during the 20-day trading period following the exercise of a put. The percentage will increase to 90% if we move our principal market to the Nasdaq National Market or to 91% if we move our principal market to the New York Stock Exchange. It will decrease to 84% if our common stock is delisted from the Nasdaq SmallCap Market. Market price is defined as the volume weighted average price for our common stock (as reported by Bloomberg Financial LP using its VAP function) on its principal market during the pricing period. The pricing period is defined as the 20 day trading period immediately prior to the day we exercise our put right.

      Cockfield will pay for the shares on the 22nd trading day following the drawdown request. We will receive the purchase price less a brokerage fee payable to Jesup & Lamont ranging between 4.25% and 4.75% of the aggregate purchase price, depending on the dollar volume of the transaction. Jesup & Lamont is the placement agent that introduced Cockfield to us and is a registered broker-dealer.

      At the closing of each drawdown, we will also grant Cockfield warrants to purchase a number of shares of our common stock equal to 33% of the number of shares purchased by Cockfield at the closing of the drawdown. These unit warrants will expire one day after they are granted and will have an exercise price equal to the weighted average of the purchase price of a share of our common stock purchased at the closing of each drawdown. The 3,000,000 shares of common stock available under the equity line of credit will be reduced by the number of shares issued as a result of the exercise of these unit warrants.

      The equity line of credit agreement prevents us from drawing down funds and issuing the corresponding shares of common stock to Cockfield if the issuance would result in Cockfield beneficially owning more than 9.9% of our then outstanding shares of common stock. In addition, the listing requirements of the Nasdaq SmallCap Market prohibit us from issuing 20% or more of our issued and outstanding shares of common stock in a single transaction at a price less than the greater of market value or book value unless we get stockholder approval. Accordingly, we intend to seek stockholder approval to issue the shares of our common stock contemplated by the equity line of credit agreement.

      As consideration for establishing the equity line of credit, we granted Cockfield warrants to purchase up to 200,000 shares of our common stock. As consideration for the services rendered by Jesup & Lamont as placement agent in connection with the equity line of credit, we granted Jesup & Lamont warrants to purchase up to 100,000 shares of our common stock. These warrants, covering 300,000 shares of our common stock, are exercisable at any time prior to November 20, 2003, for $3.135 per share. If the 300,000 warrants are exercised in full, we would receive gross proceeds of $940,500. Neither Cockfield nor Jesup & Lamont are obligated to exercise these warrants.


      The 3,000,000 shares of our common stock issuable to Cockfield under the equity line of credit agreement and the 300,000 shares of our common stock underlying the warrants that were granted to Cockfield and Jesup & Lamont are covered by a registration statement filed under the Securities Act of 1933 and may be offered for sale from time to time during the period the registration statement remains effective. The number of shares covered by that registration statement represents 95% of our issued and outstanding common stock as of April 1, 2001. We are obligated to prepare and file amendments and supplements to that registration statement as are necessary to maintain its effectiveness until all of those shares are sold or until they can be sold under an appropriate exemption from registration, whichever is earlier. We agreed to bear the expenses of registering those shares, including our legal fees, but not the expenses associated with selling the shares, such as broker discounts and commissions.




                      -----------------------------------

      We were incorporated under the laws of the state of Delaware on October 14, 1986. On January 7, 1998, we changed our name from Infinite Machines Corp. to Infinite Group, Inc. Our principal executive offices are located at 2364 Post Road, Warwick, RI 02886 and our facsimile number is (401) 738-6180. Our subsidiaries are located in Rhode Island, Massachusetts, New Mexico, Ohio and Illinois. We maintain sites on the world wide web at www.infinite-group.com, www.laserfare.com, www.infinitephotonics.com, www.expresstool.com and www.expresspattern.com. Information contained on any of our websites does not constitute a part of this prospectus.



                      -----------------------------------

                                 USE OF PROCEEDS


      All of the shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares. However, we will receive the proceeds from the exercise of the warrants covering the 154,300 shares of common stock covered by this prospectus to the extent those warrants are exercised and from the exercise of 65,000 options to the extent those options are exercised. These proceeds would be approximately $395,700 if all the warrants and options are exercised. In addition, this prospectus also covers 31,250 shares of common stock that a selling stockholder is obligated to purchase from us on May 26, 2001 for $62,500. We expect to use substantially all the net proceeds from the exercise of the warrants and the sale of the shares for general corporate purposes, including research and development, expansion of sales and marketing activities and working capital. We will retain broad discretion in the allocation of those net proceeds.

                              SELLING STOCKHOLDERS


      The following table sets forth the name and the number of shares of our common stock beneficially owned by each selling stockholder as of April 15, 2001 and as adjusted to reflect the sale of the shares offered by this prospectus, by each selling stockholder. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of common stock owned by them including those shares not yet issued. In addition, unless otherwise indicated, none of the selling stockholders has had a material relationship with us or any of our affiliates within the past three years. All information with respect to beneficial ownership has been furnished to us by the respective stockholder.



                                                                     Shares
                                 Shares Beneficially               Beneficially
                                   Owned Prior to                Owned After the
                                     Offering(1)                     Offering
                                  -----------------             ----------------
                                                      Shares
Name of Beneficial Owner           Number   Percent   Offered   Number   Percent
------------------------           ------   -------   -------   ------   -------
Neptune Capital, Inc. (2)         300,000    8.39%    300,000     --        --
6119 Camino-de-la-Costa
La Jolla, CA 92037

Upstate Holdings, LLC (3)         100,000    2.81%    100,000     --        --

Dr. Peter Dewhurst (4)             19,400       *      19,400     --        --

Dr. Brent Stucker (4)              19,400       *      19,400     --        --

James P. Tiernan (5)                7,700       *       7,700     --        --

Kenneth S. Rose (6)                65,000       *      65,000     --        --

Frank P. Fitzgerald                25,000       *      25,000     --        --

Michael Muratore                   25,000       *      25,000     --        --

Delivery From Heaven
Foundation                         27,000       *      27,000     --        --

David R. Johnson
Living Trust                       13,500       *      13,500     --        --

Christopher DiNapoli               13,500       *      13,500     --        --

Thomas F. Carter                   25,486       *      25,486     --        --

John Isenburg                      13,514       *      13,514     --        --

Zane Mirkin                        13,514       *      13,514     --        --


----------
*     Less than 1%.


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 15, 2001 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.


(2) Includes 50,000 shares subject to currently exercisable warrants (exercisable at $1.625 per share through May 31, 2005) and 31,250 shares issuable on May 26, 2001 pursuant to a subscription agreement. The purchase price for those shares is $2 per share, or $62,500 in the aggregate.

(3) All shares are covered by currently exercisable warrants, exercisable at $2.00 per share through May 31, 2005.


(4) Includes 1,800 shares covered by currently exercisable warrants, exercisable at $3.95 per share through October 13, 2003.

(5) Includes 700 shares covered by currently exercisable warrants, exercisable at $3.95 per share through October 13, 2003.

(6) Includes 65,000 shares covered by currently exercisable options, exercisable at $1.50 per share through December 20, 2005.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We will pay all of the expenses relating to the registration of the shares covered by this prospectus except for selling commissions. These expenses are estimated at $30,000.00.


                                 LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon by Morse, Zelnick, Rose & Lander, LLP. Members of Morse, Zelnick, Rose & Lander, LLP own options to purchase 65,000 shares of our common stock.

                                     EXPERTS


      The financial statements of Infinite Group, Inc. as of December 31, 2000, and for the year then ended, are incorporated by reference in this prospectus and in the registration statement in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Infinite Group, Inc. as of December 31, 1999, and for the year then ended, are incorporated by reference in this prospectus and in the registration statement in reliance upon the report of Freed Maxick Sachs & Murphy, P.C., independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

                                   PROSPECTUS

                              INFINITE GROUP, INC.


                                 668,014 Shares
                                  Common Stock


                       Dated: ______________________, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The fees and expenses we incurred in connection with the offering are payable by us and, other than registration, filing and listing fees, are estimated as follows:


SEC registration fee..............................................   $    336
Accounting fees and expenses......................................      3,500
Legal fees and expenses...........................................     20,000
Printing costs....................................................      1,000
Miscellaneous expenses............................................      5,164
                                                                     --------
     Total........................................................   $ 30,000
                                                                     ========


Item 15. Indemnification of Officers and Directors

      Our Certificate of Incorporation provides that the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law shall be utilized to the fullest extent possible. Further, the Certificate of Incorporation contains provisions to eliminate the liability of our directors to Infinite or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the Securities and Exchange Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in said Act, and therefore, may be unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the Commission is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 16. Exhibits

      The following exhibits are filed with this Registration Statement:

Exhibit
   No.                                    Description
-------       ------------------------------------------------------------------

  2.1 Equity Line of Credit Agreement dated November 20, 2000, between Registrant and Cockfield Holdings Limited*

  2.2 Registration Rights Agreement dated November 20, 2000, between Registrant and Cockfield Holdings Limited*

  2.3 Escrow Agreement dated as of November 20, 2000, among Registrant, Cockfield Holdings Limited and Epstein Becker & Green, P.C.*

  2.4 Form of Stock Purchase Warrant dated November 20, 2000, issued to each of Cockfield Holdings Limited and Jesup & Lamont Securities Corporation*


  5.1       Opinion and consent of Morse, Zelnick, Rose & Lander, LLP**


  10.2 Form of Stock Option Agreement. (Filed as Exhibit 10M to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1995 (Commission File No. 0-13789), and incorporated herein by reference.)

  10.1      Lease for facilities at 2364 Post Road, Warwick, RI 02886. (Filed as
            Exhibit 10B to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1995 (Commission File No. 0-13789), and incorporated herein by reference.)

  10.3 Employment Agreement with Bruce J. Garreau. (Filed as Exhibit 10.20 to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999 (Commission File No. 000-13789), and incorporated herein by reference.)

  10.4 Employment Agreement with J. Terence Feeley. (Filed as Exhibit 10.19 to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999 (Commission File No. 000-13789), and incorporated herein by reference.)

  10.5      Employment Agreement with Thomas J. O'Connor. (Filed as Exhibit
            10.24 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File No. 000-13789), and incorporated herein by reference.)

  10.6      Employment Agreement with Clifford G. Brockmyre II (Filed as Exhibit
            10.14 to the Registrant's Annual Report on form 10-KSB for the year ended December 31, 1997)

  10.7 Amendment to Employment Agreement with Clifford G. Brockmyre II (Filed as Exhibit 10.7 to Registration Statement No. 333-51768 filed December 11, 2000 and incorporated herein by reference)


  23.1      Consent of Freed Maxick Sachs & Murphy, P.C.**

  23.2      Consent of McGladrey & Pullen, LLP**


  23.2      Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit
            5.1)


  24        Power of Attorney***





----------
* Filed as a corresponding Exhibit to Registration Statement No. 333-51768 on Form S-2 filed December 11, 2000 and incorporated herein by reference.

**    Filed herewith.

***   Previously filed.


Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this Registration Statement.

            (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warwick, State of Rhode Island and Providence Plantations on this 3rd day of May, 2001.


                                        INFINITE GROUP INC.

                                        By: /s/ Clifford G. Brockmyre, II
                                            ------------------------------------
                                            Clifford G. Brockmyre II,
                                            President, Chief Executive Officer
                                            And Chairman of the Board




      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2001.


              Signature                                   Title
------------------------------------     ---------------------------------------

      /s/ Clifford G. Brockmyre II       President, Chief Executive Officer and
------------------------------------     Chairman of the Board (Principal
      Clifford G. Brockmyre II           Executive Officer)



      *                                  Chief Financial Officer
------------------------------           (Principal Financial and Accounting
      Bruce J. Garreau                   Officer)

      *                                  Director
------------------------------
      J. Terence Feeley

      *                                  Director
------------------------------
      Brian Q. Corridan

      *                                  Director
------------------------------
      William G. Lyons III

      *                                  Director
------------------------------
      Michael S. Smith

      /s/ Clifford G. Brockmyre, II
-----------------------------------
By:   Clifford G. Brockmyre, II
      Attorney-in-Fact